EXHIBIT 99.1

Psychemedics Corporation Reports 2023 Financial Results

DALLAS, March 28, 2024 (GLOBE NEWSWIRE) -- Psychemedics Corporation (NASDAQ: PMD), the world’s leading provider of hair testing for drugs of abuse, announced today financial results for the year ended December 31, 2023.

“2023 proved to be another challenging year due to the negative impact of major economic forces. The labor shortage continues and remains unprecedented in its severity and duration, having an adverse impact on our clients. Despite these challenges, my confidence in our potential continues to increase. As cost reductions from Q4 continue to materialize, we will start our pursuit of new markets and new applications for our hair testing science to create value for clients and shareholders,” stated Brian Hullinger, Chief Executive Officer of Psychemedics.

“Leveraging our expertise and reputation for accuracy combined with a renewed focus on client acquisition, we expect that our innovative approach will not only drive sustainable growth but also solidify our position as the leader in the industry,” added Shannon Shoemaker, Chief Revenue Officer.

  The Company's revenue for the year ended December 31, 2023, was $22.1 million versus $25.2 million for the prior year, a decrease of 12%.
  As of December 31, 2023, the Company had cash and cash equivalents of approximately $2.0 million, compared with approximately $4.8 million as of December 31, 2022.
  For the fiscal year ended December 31, 2023, the Company reported a net loss of approximately $4.2 million, or $0.72 per share, compared to a net loss of approximately $1.1 million, or $0.19 per share in 2022.
  For the fiscal year ended December 31, 2023, total operating expenses were approximately $11.3 million, consisting of approximately $7.2 million in general and administrative, $3.0 million in marketing and selling, and $1.1 million in research and development. This compares with total operating expenses of approximately $10.4 million for 2022, consisting of approximately $5.9 million in general and administrative, $3.2 million in marketing and selling, and $1.3 million in research and development.

About Psychemedics Corporation

Psychemedics Corporation is the world’s leading provider of hair testing for the detection of drugs of abuse. The Company’s patented process is used by thousands of U.S. and international clients, including Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods. To learn more, visit www.psychemedics.com.

Use of Forward-Looking Statements

Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts including but not limited to statements concerning future business potential, growth opportunities, profitability, value, new accounts, new applications and solidifying our position as the leader in the industry, may be “forward-looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the changes in U.S. and foreign government regulations, including but not limited to FDA regulations, R&D spending, competition (including, without limitation, competition from other companies pursuing the same growth opportunities), the Company’s ability to maintain its reputation and brand image, the ability of the Company to achieve its business plans, cost controls, leveraging of its operating platform, risks of information technology system failures and data security breaches, the uncertain global economy, the Company’s ability to attract, develop and retain executives and other qualified employees and independent contractors, including distributors, the Company’s ability to obtain and protect intellectual property rights, litigation risks, general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions, or circumstances on which any such statement is based.

Psychemedics Investor Contact:

Daniella Mehalik
VP of Finance
(412) 816-5590
DaniellaM@psychemedics.com